                                                                     EXHIBIT 4.2

                                                                  EXECUTION COPY


                             SUBORDINATION AGREEMENT


         THIS SUBORDINATION AGREEMENT dated as of July 19, 2002 (this "Agreement") is among BANK ONE, NA, a national banking association with its main office in Chicago, Illinois, and successor by merger to Bank One, Michigan ("Bank One"), as agent (in such capacity, the "Agent") for the Senior Lenders (as defined below), the Subordinated Lenders (as defined below) party hereto from time to time, and Childtime Childcare, Inc., an Illinois corporation (the "Company").

                                   BACKGROUND

         As an inducement for Bank One to provide certain credit in favor of the Company, the Subordinated Lenders have agreed to enter into this subordination agreement to provide for the subordination of the "Subordinated Debt" to the "Senior Debt", all on the terms and conditions herein set forth.

                                   AGREEMENTS

         NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

                  1.       Definitions.

                           1.1 General Terms. For purposes of this Agreement,
the following terms shall have the following respective meanings:

                           "Agreements" shall mean, collectively, the Senior
Lending Agreements and the Subordinated Lending Agreements.

                           "Common Stock" shall mean the common stock, no par
value, of Parent.

                           "Credit Agreement" shall mean the Amended and
Restated Credit Agreement, dated as of January 31, 2002, between the Company and Bank One, as amended, supplemented, extended, modified, renewed, restated, restructured, refinanced or replaced from time to time, and including without limitation any agreement entered into in substitution therefor or increasing the amount of available borrowings thereunder.

                           "Creditors" shall mean, collectively, Senior Lenders
and Subordinated Lenders and their respective successors and assigns.

                           "Distribution" shall mean any payment, whether in
cash, in kind, securities or any other property, or security for any such Distribution.

                           "Event" shall have the meaning set forth in Section
2.2(c) hereof.

                           "Guarantor" shall mean any Person at any time
guaranteeing or otherwise contingently liable for or otherwise supporting (including without limitation any Person granting a Lien on any of its assets to secure) the Senior Debt or the Subordinated Debt.

                           "Lien" shall mean any pledge, assignment,
hypothecation, mortgage, deed of trust, security interest, deposit arrangement, option, conditional sale or title retaining contract, sale and lease back transaction, financing statement filing, intellectual property transfer or assignment filing, lessor's or lessee's interest under any lease, subordination of any claim or right, or any other type of lien, charge, assignment, encumbrance, preferential arrangement or other claim or right.

                           "Obligations" shall mean all present and future
obligations for principal, premium, interest, make-whole payments, penalties, fees, indemnifications, reimbursements, damages and other liabilities and obligations under any of the Agreements and other documentation governing or relating to the Senior Debt or the Subordinated Debt or otherwise owing pursuant to the Senior Debt or the Subordinated Debt at any time.

                           "Obligors" shall mean, collectively, the Company and
the Guarantors, and "Obligor" shall mean any one of the Obligors.

                           "Parent" shall mean Childtime Learning Centers, Inc.,
a Michigan corporation.

                           "Person" shall mean an individual, a partnership, a
corporation (including a business trust), a joint stock company, a trust, an unincorporated association, a joint venture, a limited liability company, a limited liability partnership or other entity, or a government or any agency, instrumentality or political subdivision thereof.

                           "Rights Offering" shall mean a rights offering by the
Company and/or Parent to shareholders of Parent to purchase Common Stock and Rights Offering Notes with aggregate maximum net proceeds of up to $14,000,000 (including the principal amount of Subordinated Debt tendered as the purchase price for the Common Stock and Rights Offering Notes).

                           "Rights Offering Notes" shall mean the Company's or
Parent's subordinated notes issued in connection with the Rights Offering, which subordinated notes shall contain terms and provisions (including subordination provisions) substantially similar to the Subordinated Notes and providing subordination terms and provisions no less favorable to the Senior Lenders than this Agreement provides with respect to the Subordinated Notes, except that all interest payable thereunder may be payable in cash or cash equivalents.

                           "Senior Debt" shall mean all present and future
indebtedness, obligations and liabilities of any kind owing by the Company, any Guarantor or any other Person to Senior Lenders or any of them from time to time under or pursuant to any of the Senior Lending Agreements, including, without limitation, all principal, interest accruing thereon, reimbursement and other Obligations owing pursuant to any letters of credit or similar documents, indemnities, charges, expenses, fees and other Obligations chargeable to the Company, any Guarantor or any such other Person by Senior Lenders or any of them or otherwise due and payable at any time to the Senior Lenders or any of them (including without limitation all interest and fees and other amounts accruing after commencement of any case, proceeding or other action relating to the bankruptcy, insolvency or reorganization of the Company or any other Obligor, whether or not an allowed claim). Senior Debt shall continue to constitute Senior Debt, notwithstanding the fact that such Senior Debt or any claim for such Senior Debt is subordinated, avoided or disallowed under the federal Bankruptcy Code or other applicable law. Without limiting the foregoing, Senior Debt shall also include any indebtedness, obligations and liabilities of the Company, any Guarantor or any such other Person incurred in connection with a refinancing of the Senior Debt.

                           "Senior Lenders" shall mean the Agent, Bank One and
all other lenders now or hereafter parties to the Credit Agreement and any of their affiliates and any other Persons at any time or in any manner acquiring any right to or interest in any of the Senior Debt.

                           "Senior Lending Agreements" shall mean, collectively,
the Credit Agreement (as defined in this Agreement), and all promissory notes, guarantees, security agreements, mortgages, pledges, collateral assignments, financing statements and other agreements, instruments and documents from time to time entered into by the Company, any Guarantor or any other Person to evidence, secure or guarantee or otherwise relating in any way to, or executed in connection with, the Senior Debt, and all agreements, devices and arrangements providing for payments which are relating to fluctuations of interest rates, exchange rates or forward rates (including without limitation any interest rate swap agreements, dollar denominated or cross currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants) entered into by the Company with any Senior Lender at any time, as all of the foregoing may be amended, modified, supplemented, extended, renewed, restated or replaced from time to time.

                           "Subordinated Debt" shall mean all present and future
indebtedness, obligations and liabilities of any kind owing by the Company, any Guarantor or any other Person to Subordinated Lenders or any of them from time to time under any of the Subordinated Lending Agreements, including, without limitation, all principal, interest accruing thereon, reimbursement and other Obligations owing pursuant to any letters of credit or similar documents, indemnities, charges, expenses, fees and other Obligations chargeable to the Company, any Guarantor or any such other Person by Subordinated Lenders or any of them or otherwise due and payable at any time to the Subordinated Lenders or any of them (including without limitation all interest and fees and other amounts accruing after commencement of any case, proceeding or other action relating to the bankruptcy, insolvency or reorganization of the Company or any other Obligor, whether or not an allowed claim). Without limiting the foregoing, Subordinated Indebtedness shall also include any indebtedness (other than the Rights Offering Notes, which shall otherwise be so subordinate pursuant to their own terms), obligations and liabilities of the Company, any Guarantor or any such other Person incurred in connection with a refinancing of the Subordinated Indebtedness.

                           "Subordinated Lenders" shall mean, collectively, the
Persons identified on Schedule A attached hereto, all other holders of the Subordinated Debt, if any, and all other Persons at any time or in any manner acquiring any right to or interest in any of the Subordinated Debt.

                           "Subordinated Lending Agreements" shall mean,
collectively, the Subordinated Notes (as defined in this Agreement), and all other promissory notes, guarantees and other agreements, instruments and documents from time to time entered into by the Company, any Guarantor or any other Person to evidence, secure or guarantee or otherwise relating in any way to, or executed in connection with, the Subordinated Debt, and all agreements, devices and arrangements providing for payments which are relating to fluctuations of interest rates, exchange rates or forward rates (including without limitation any interest rate swap agreements, dollar denominated or cross currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants) entered into by the Company with any Subordinated Lender at any time, as all of the foregoing may be amended, modified, supplemented, extended, renewed, restated or replaced from time to time. Notwithstanding the foregoing, Subordinated Lending Agreements do not include the Rights Offering Notes.

                           "Subordinated Notes" shall mean the Subordinated
Promissory Notes in the aggregate principal amount of $14,000,000 dated July 19, 2002 made by the Company in favor of the Subordinated Lenders, as amended, modified, supplemented, extended, renewed, restated, restructured, refinanced or replaced from time to time, and including any promissory note or notes issued in substitution therefor.

                           1.2 Other Terms. Capitalized terms not otherwise
defined herein shall have the respective meanings given to them in the Credit Agreement.

                           1.3 Certain Matters of Construction. The terms
"herein", "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. Wherever appropriate in the context, terms used herein in the singular also include the plural and vice versa. All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations. All references to any instruments or agreements, including, without limitation, references to any of the Senior Lending Agreements or Subordinated Lending Agreements shall include any and all modifications or amendments thereto and any and all extensions or renewals thereof.

                  2. Covenants. The Company and each Subordinated Lender hereby covenant and agree that until the Senior Debt shall have been paid in full and satisfied in cash and the Credit Agreement, all commitments to lend or otherwise extend credit under the Credit Agreement and the other Senior Lending Agreements and any and all letters of credit issued pursuant thereto shall have expired or been irrevocably terminated, all in accordance with the terms of the Credit Agreement and the other Senior Lending Agreements, each of them will comply with such of the following provisions as are applicable to it:

                           2.1 Transfers; Etc. Each Subordinated Lender
covenants that any transferee from it of any Subordinated Debt (other than transfers between and among existing Subordinated Lenders that are party to this Agreement on the date hereof) shall (a) be approved in writing by the Agent in its sole discretion prior to any transfer or assignment and (b) prior to acquiring such interest, execute and deliver a counterpart of this Subordination Agreement to each other party hereto. The Company covenants that any holder of any Subordinated Debt at any time and any Guarantor shall promptly execute and deliver a counterpart of this Subordination Agreement to each other party hereto.

                           2.2 Subordinated Debt Subordination Provisions. To
induce Bank One to enter into the Credit Agreement and Bank One and other Senior Lenders from time to time to make and continue to make from time to time loans and other extensions of credit under the Credit Agreement and the other Senior Lending Agreements, notwithstanding any other provision of the Subordinated Debt or the Subordinated Lending Agreements to the contrary, the Subordinated Debt and any Distribution with respect to the Subordinated Debt is and shall be expressly junior and subordinated in right of payment to all amounts due and owing upon all Senior Debt from time to time. Specifically, but not by way of limitation:

                               (a) Payments. Neither the Company nor any other
Obligor shall make any Distribution on the Subordinated Debt until such time as the Senior Debt shall have been paid in full and satisfied in cash and the Credit Agreement, all commitments to lend or otherwise extend credit under the Credit Agreement and the other Senior Lending Agreements and any and all letters of credit issued pursuant thereto shall have expired or been irrevocably terminated, all in accordance with the terms of the Credit Agreement and the other Senior Lending Agreements; provided, however, so long as no event of default or other default in connection with any Senior Debt, including without limitation any Event of Default or Default, shall have occurred and be continuing or would be caused thereby, (i) the Company may pay and the Subordinated Lenders may receive regularly scheduled payments of interest on the Subordinated Debt in accordance with the terms of the Subordinated Lending Agreements as in effect on the date hereof, on a non-accelerated basis and without giving effect to any modifications of any Subordinated Lending Agreements not permitted hereby, and (ii) in connection with the consummation of the Rights Offering:

         (x) the Company and/or the Parent may issue, and the Subordinated Lenders may receive, Rights Offering Notes and Common Stock in consideration of Subordinated Debt tendered by the holders thereof, and accrued and unpaid interest on the Subordinated Debt used by the Subordinated Lenders, as payment for the purchase price for the Rights Offering Notes and Common Stock,

         (y) the Company may use the cash proceeds of the Rights Offering to repay the outstanding principal amount of, and to pay accrued and unpaid interest on, the Subordinated Debt that is not used to purchase Rights Offering Notes and Common Stock in the Rights Offering and the Lenders may receive such amounts, and

         (z) to the extent that the principal of the Subordinated Debt is being so tendered or repaid in full and the related accrued interest is not covered under clauses (x) and (y) above, the Company may use working capital to pay accrued interest on the Subordinated Debt that would have been payable at the next regularly scheduled payment date and is otherwise permitted to be paid under clause (i) above.

Notwithstanding anything to the contrary, (1) no interest in excess of a per annum rate of return of 7% on the Subordinated Debt shall be paid pursuant to the foregoing proviso until such time on or after March 31, 2003 at which the Senior Debt to EBITDA Ratio (as defined in the Credit Agreement) is not greater than 3.00 to 1.00 as of the end of the fiscal quarter of the Parent immediately preceding such payment and would not be greater than 3.00 to 1.00 after giving effect to such payment, and no other event of default or other default in connection with any Senior Debt, including without limitation any Event of Default or Default, shall have occurred and be continuing or would be caused thereby, and (2) if the Company and/or the Parent has not cancelled Subordinated Debt as payment solely of the purchase price for Common Stock issued pursuant to the Rights Offering, and/or received net cash proceeds attributable solely to Common Stock issued pursuant to the Rights Offering, in an aggregate amount of $7,500,000 or more by July 19, 2003, then, at all times thereafter until the Company's and/or the Parent's cancellation of Subordinated Debt as payment solely for the purchase price of Common Stock issued pursuant to the Rights Offering, and/or receipt of net cash proceeds attributable solely to Common Stock issued pursuant to the Rights Offering, in an aggregate amount of $7,500,000, only interest payable in kind with the issuance of additional securities shall be paid on the Subordinated Debt pursuant to the above proviso in this Section 2.2(a) and no Interest on the Subordinated Debt shall be payable in cash or cash equivalents.

                               (b) No Acceleration, Exercise of Remedies, Etc.
No Subordinated Lender shall be entitled to accelerate the maturity of the Subordinated Debt, exercise any remedies with respect to the Subordinated Debt, commence or join with any other creditors in commencing any bankruptcy, reorganization, receivership or insolvency proceeding against the Company or any Obligor or commence any other action or proceeding to recover any amounts due or to become due with respect to any Subordinated Debt, provided, however, the foregoing limitation on acceleration or exercise of any remedies shall not be applicable following the occurrence of an Event (as to which Section 2.2(c) shall apply). If, notwithstanding the foregoing, any acceleration or exercise of any remedies of any kind with respect to the Subordinated Debt shall occur, then such acceleration or exercise and any Distribution on the Subordinated Debt shall be subject to the subordination and other terms and provisions of this Section 2.2 and otherwise under this Agreement.

                               (c) Prior Payment of Senior Debt in Bankruptcy,
Etc. In the event of any insolvency or bankruptcy proceedings relative to the Company or any other Obligor or any of their respective property, or any receivership, liquidation, reorganization or other similar proceedings in connection therewith, or, in the event of any proceedings for voluntary liquidation, dissolution or other winding up of the Company or any other Obligor or distribution or marshaling of its assets or any composition with creditors of the Company or any other Obligor, whether or not involving insolvency or bankruptcy, or if the Company or any other Obligor shall cease its operations, call a meeting of its creditors or no longer do business as a going concern (each individually or collectively, an "Event"), then all Senior Debt shall be paid in full in cash and the Credit Agreement, all commitments to lend or otherwise extend credit under the Credit Agreement and the other Senior Lending Agreements and any and all letters of credit issued pursuant thereto irrevocably terminated before any Distribution shall be made on account of any Subordinated Debt, provided, however, that Subordinated Lenders may receive (and shall be entitled to retain) securities which are subordinate to (at least to the extent that the Subordinated Debt is subordinate to the Senior Debt pursuant to the terms hereof) the payment of all Senior Debt. Any such Distribution which would, but for the provisions hereof, be payable or deliverable in respect of the Subordinated Debt, shall be paid or delivered directly to the Senior Lenders or their representatives, in the proportions in which they hold the same, until all amounts owing upon the Senior Debt shall have been paid in full in cash and the Credit Agreement, all commitments to lend or otherwise extend credit under the Credit Agreement and the other Senior Lending Agreements and any and all letters of credit issued pursuant thereto have been irrevocably terminated, all in accordance with the terms of the Credit Agreement and the other Senior Lending Agreements.

                               (d) Power of Attorney. To enable the Senior
Lenders to assert and enforce their rights hereunder in any proceeding referred to in Section 2.2(c) or upon the happening of any Event, if any Subordinated Lender does not act within 30 days prior to the last day for filing claims, the Agent or any other Person whom the Senior Lenders may designate is hereby irrevocably appointed attorney in fact for such Subordinated Lender with full power to act in the place and stead of such Subordinated Lender including the right to make, present, file and vote such proofs of claim against the Company or any other Obligor on account of all or any part of the Subordinated Debt as Agent may deem advisable and to receive and collect any and all dividends or other payments made thereon and to apply the same on account of the Senior Debt and including the right to exercise voting or approvals rights. The Subordinated Lenders will execute and deliver to the Senior Lenders such instruments as may be required by the Senior Lenders to enforce any and all Subordinated Debt, to effectuate the aforesaid power of attorney and to effect collection of any and all dividends or other payments which may be made at any time on account thereof.

                               (e) Cross-Default. Notwithstanding anything in
the Senior Lending Agreements or the Subordinated Lending Agreements to the contrary, any event of default under the Subordinated Lending Agreements shall automatically constitute an event of default under the Senior Lending Agreements.

                               (f) Payments Held In Trust. Should any
Distribution or the proceeds thereof, in respect of the Subordinated Debt, be collected or received by any Subordinated Lender or any Affiliate of any such holder at a time when the Subordinated Lenders are not permitted, pursuant to the terms hereof, to receive any such Distribution or proceeds thereof, then each Subordinated Lender will forthwith deliver, or cause to be delivered, the same to the Senior Lenders in precisely the form held by such Subordinated Lender (plus any necessary endorsements) and, until so delivered, the same shall be held in trust by each Subordinated Lender, or any such Affiliate, as the property of the Senior Lenders and shall not be commingled with other property of such Subordinated Lender or any such Affiliate.

                               (g) Subrogation. Subject to the prior payment in
full in cash of the Senior Debt and the irrevocable termination of the Credit Agreement, all commitments to lend or otherwise extend credit under the Senior Lending Agreements and any and all letters of credit issued pursuant thereto, all in accordance with the terms of the Credit Agreement and the other Senior Lending Agreements, to the extent that Senior Lenders have received any Distribution on the Senior Debt which, but for this Agreement, would have been applied to the Subordinated Debt, the Subordinated Lenders shall be subrogated to the then or thereafter rights of the Senior Lenders including, without limitation, the right to receive any Distribution made on the Senior Debt until the principal of, interest on and other charges due under the Subordinated Debt shall be paid in full; and, for the purposes of such subrogation, no Distribution to the Senior Lenders to which the Subordinated Lenders in respect of the Subordinated Debt would be entitled except for the provisions of this Agreement, and no delivery to the Senior Lenders by the Subordinated Lenders pursuant to Section 2.2(f) hereof, shall, as between the Company, its creditors (other than the Senior Lenders) and the Subordinated Lenders, be deemed to be a Distribution by the Company to or on account of Senior Debt, it being understood that the provisions hereof are and are intended solely for the purpose of defining the relative rights of the Subordinated Lenders on the one hand, and the Senior Lenders on the other hand.

                           2.3 Liens. The Company, the other Obligors and the
Subordinated Lenders acknowledge, agree and represent and warrant to the Senior Lenders that there are not and will not be any Liens on or with respect to any assets of the Company, any Guarantor or any other Obligor at any time to secure all or any part of the Subordinated Debt and any such Lien shall be null and void.

                  3. Miscellaneous.

                           3.1 Scope of Subordination. The provisions of this
Agreement are solely to define the relative rights of the Subordinated Lenders and the Senior Lenders. Nothing in this Agreement shall impair, as between the Company and the Subordinated Lenders, the unconditional and absolute obligation of the Company to punctually pay the principal, interest and any other amounts and obligations owing under the Subordinated Lending Agreements in accordance with the terms thereof, subject to the rights of the Senior Lenders under this Agreement.

                           3.2 Provisions of Subordinated Lending Agreements.
From and after the date hereof, the Company, each other Obligor and the Subordinated Lenders shall cause each Subordinated Lending Agreement to contain a provision to the following effect:

                  "This [describe agreement/instrument] is subject to the Subordination Agreement, dated as of July 19, 2002, among the Company, the Subordinated Lenders (as defined therein) and Bank One, NA, as agent for the Senior Lenders, under which this [describe agreement/instrument] and the [Obligor's] obligations hereunder and other rights of the [Holder] are subordinated in the manner set forth therein to the prior payment of obligations to the holders of Senior Debt (as defined therein) and all collateral security therefor."

Proof of compliance with the foregoing shall be promptly given to Senior Lenders by notice in accordance with Section 3.7 below.

                           3.3 Additional Agreements. In the event that the
Senior Debt is refinanced in full, each Subordinated Lender agrees at the request of such refinancing party to enter into a subordination agreement on terms substantially the same as this Subordination Agreement.

                           3.4 Survival of Rights. The right of Senior Lenders
to enforce the provisions of this Agreement shall not be prejudiced or impaired by any act or omitted act of any Senior Lender, the Company, any Guarantor or any other Person, including forbearance, waiver, consent, compromise, amendment, extension, renewal, or taking or release of security in respect of any Senior Debt or noncompliance by the Company, any Guarantor or any other Person with such provisions, regardless of the actual or imputed knowledge of Senior Lenders.

                           3.5 No Amendment of Subordinated Lending Agreements.
So long as the Credit Agreement remains in effect or any Senior Debt is outstanding, neither the Company nor any other Obligor nor any Subordinated Lender shall enter into any amendment to or modification of any of the Subordinated Lending Agreements or any supplemental or other agreement or instrument evidencing or relating to the Subordinated Debt unless agreed to by the Agent and Senior Lenders who together hold at least two-thirds (2/3) of the Senior Debt (or commitments to lend under the Senior Lending Agreements). The Subordinated Lenders will not give any subordination with respect to the Subordinated Debt to any other Person other than the Agent and the Senior Lenders.

                           3.6 Amendments to Senior Lending Agreements. Nothing
contained in this Agreement, or in any other agreement or instrument binding upon any of the parties hereto, shall in any manner limit or restrict the ability of the Senior Lenders from increasing or changing the terms of the Senior Debt under the Senior Lending Agreements, or to otherwise waive, amend or modify the terms and conditions of the Senior Lending Agreements, in such manner as the Senior Lenders and the Company shall mutually determine. Each Subordinated Lender hereby consents to any and all such waivers, amendments, modifications and compromises, and any other renewals, extensions, indulgences, releases of collateral or other accommodations granted by the Senior Lenders to the Company or any other Obligor from time to time, and agrees that none of such actions shall in any manner affect or impair the subordination established by this Subordination Agreement in respect of the Subordinated Debt.

                           3.7 Notices.Any notice or other communication
required or permitted pursuant to this Agreement shall be deemed given (a) when personally delivered to any officer of the party to whom it is addressed, (b) on the earlier of actual receipt thereof or three (3) days following posting thereof by certified or registered mail, postage prepaid, (c) upon actual receipt thereof when sent by a recognized overnight delivery service or (d) upon actual receipt thereof when sent by telecopier to the number set forth below with electronic confirmation of receipt, in each case addressed to each party at its address set forth below or at such other address as has been furnished in writing by a party to the other by like notice:

            If to Senior Lenders:           c/o Bank One, NA
                                            28660 Northwestern Highway
                                            MI1-8938
                                            Southfield, Michigan  48034
                                            Attention:  Richard C. Ellis
                                            Telephone:  (248) 799-5849
                                            Telecopier: (248) 799-5838

            If to Subordinated Lenders:     c/o Jacobson Partners
                                            595 Madison Avenue, 31st Floor
                                            New York, New York 10022
                                            Attention:  Benjamin Jacobson
                                            Telephone:  (212) 758-4500
                                            Telecopier: (212) 758-4567



            If to Company:                  Childtime Childcare, Inc.
                                            38345 West 10 Mile Road, Suite 100
                                            Farmington Hills, Michigan  48335
                                            Attention:  Chief Financial Officer
                                            Telephone:  (248) 442-3183
                                            Telecopier: (248) 476-1225

                           3.8 Representations. Each party hereto represents and
warrants to the other parties that (a) the execution, delivery and performance of this Agreement are within such party's powers, have been duly authorized and are not in contravention of law or of the terms of such party's charter documents or of any law, order, judgment, decree, contract or undertaking to which such party is a party or by which such party or any of such party's properties is bound or affected; (b) this Agreement constitutes the legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms; and (c) such party has not heretofore assigned or transferred, or given any subordination in respect of, any of the Subordinated Debt.

                           3.9 Additional Representations of the Subordinated
Lenders and the Company. The Subordinated Lenders and the Company hereby represent and warrant to the Senior Lenders that: (a) attached hereto as Schedule B are true, correct and complete copies of the forms of all Subordinated Lending Agreements, and the sole originals of all promissory notes or other instruments evidencing any Subordinated Debt have been conspicuously imprinted with the legend required by Section 3.2 hereof, (b) as of the date hereof, the total principal balance of the Subordinated Debt is $14,000,000, and the Subordinated Lenders have made such Subordinated Debt available to the Company in cash on the date hereof; (c) the Subordinated Lenders have not relied and will not rely on any representation or information of any nature made by or received from any Senior Lender relative to the Company; (d) the Subordinated Lenders have not heretofore assigned or transferred any of the Subordinated Debt or any interest therein or any rights pertaining thereto; (e) the Subordinated Lenders have not heretofore given any subordination in respect of the Subordinated Debt and will not hereafter give any subordination with respect thereto at any time; and (f) there is no interest, fees or other compensation paid or payable by the Company, the Parent or any of its Subsidiaries to the Subordinated Lenders with respect to the Subordinated Debt except as described in the Subordinated Lending Agreements.

                           3.10 Governing Law. This Agreement shall be governed
by and construed in accordance with the laws of the State of Michigan, without giving effect to the choice of law principles of such State.

                           3.11 Counterparts. This Agreement may be executed in
any number of counterparts, all of which taken together shall constitute one in the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart.

                           3.12 Amendments; Successors and Assigns. No provision
of this Agreement may be modified or waived except by an instrument or instruments in writing signed by the Senior Lenders (or the requisite number of Senior Lenders as may be required pursuant to the Senior Lending Agreements), the Subordinated Lenders (or the requisite number of Subordinated Lenders as may be required under the Subordinated Lending Agreements) and the Company. This Agreement shall bind the parties hereto and their respective successors and assigns, and shall inure to the benefit of their respective successors and assigns.

                           3.13 This Agreement Controls. The subordination and
related provisions contained in this Agreement are in addition to and supplement all debt subordination and other provisions contained in the Subordinated Lending Agreements and any other instruments or agreements evidencing or relating to the Subordinated Debt in favor of or for the benefit of the Senior Lenders; provided that, in the event of any conflict between this Agreement and the Subordinated Lending Agreements or such other instruments and agreements, the terms of this Agreement shall control.


             [The remainder of this page intentionally left blank.]

                  WITNESS the due execution of this Agreement as of the day and year first above written.


                           BANK ONE, NA, as agent for the Senior
                              Lenders


                           By:   /s/ John C. Carter
                              --------------------------------------------------

                               Its:    Senior Vice President
                                   ---------------------------------------------


                           CHILDTIME CHILDCARE, INC.


                           By:    /s/ Karen Danner
                              --------------------------------------------------

                               Its:    VP of Operations
                                   ---------------------------------------------


                           CHILDTIME CHILDCARE, INC., AS ATTORNEY-IN-FACT FOR EACH SUBORDINATED LENDER LISTED ON SCHEDULE A HERETO


                           By:  /s/ Karen Danner
                              --------------------------------------------------

                               Its:   VP of Operations
                                   ---------------------------------------------

                                   SCHEDULE A

                              SUBORDINATED LENDERS


Amcito Partners, L.P.
Raymond P. Barbrick
Barcam Holdings, Inc.
Allan Chan
Silvia Cocozza
William D. Davis
John Dickerson and Beverly Dickerson, JTWROS
Edmund Gaffney
Nathan Gantcher
Jamie L. Goldberg
D. M. Harlan, Jr.
Christopher D. Heinz
Harrison R. Horan
HVS Boxers LLC
Benjamin R. Jacobson
Sara K. Jacobson Trust, Michael Fuchs, Trustee
JP Acquisition Fund II, L.P.
JP Acquisition Fund III, L.P.
Virginia Juliano
Nicolas Karlson Trust, Michael Fuchs, Trustee
George A. Kellner
James J. Morgan
QFG Ventures, L.P.
Gerald L. Parsky
Maria and Gaetano Ruvio, JTWROS
Shazeen Sacranie and Gail R. Sacranie, JTWROS
Kurt Schnaubelt
Timothy E. Whelan

                                   SCHEDULE B

                  LIST OF ALL SUBORDINATED LENDING AGREEMENTS:



         Complete copies of the forms of all Subordinated Lending Agreements are attached

                                                                      SCHEDULE B



THIS SUBORDINATED PROMISSORY NOTE IS SUBJECT TO THE SUBORDINATION AGREEMENT, DATED AS OF JULY 19, 2002, AMONG THE COMPANY, THE SUBORDINATED LENDERS (AS DEFINED THEREIN) AND BANK ONE, NA, AS AGENT FOR THE SENIOR LENDERS (THE "SUBORDINATION AGREEMENT") UNDER WHICH THIS SUBORDINATED PROMISSORY NOTE AND THE COMPANY'S OBLIGATIONS HEREUNDER AND OTHER RIGHTS OF THE PROMISEE ARE SUBORDINATED IN THE MANNER SET FORTH THEREIN TO THE PRIOR PAYMENT OF OBLIGATIONS TO THE HOLDERS OF SENIOR DEBT (AS DEFINED THEREIN) AND ALL COLLATERAL SECURITY THEREFOR.

                          SUBORDINATED PROMISSORY NOTE

$                                                                  July 19, 2002
 --------------


FOR VALUE RECEIVED, the undersigned, Childtime Childcare, Inc., an Illinois corporation (the "Company"), hereby promises to pay to the order of ______________________________ (the "Promisee," which term shall include any subsequent holder or transferee of this Subordinated Promissory Note (this "Subordinated Note")), c/o Jacobson Partners, 595 Madison Avenue, New York, New York 10022, in lawful money of the United States, on December 31, 2004 (the "Maturity Date"), the principal sum of _________________________ ___________________________________________ ($_________) together with interest on the principal amount outstanding hereunder from time to time, from the date hereof to and including the date such principal sum is paid in full at the rate of fifteen percent (15%) per annum; provided, however, that (i) subject to the terms and conditions of clause (ii) of this proviso, prior to December 31, 2004,
(A) the amount of such interest payable in cash shall equal a per annum rate of seven percent (7%) and (B) all other interest payable hereunder (i.e., other than in cash) shall be payable only in kind with the issuance by the Company to the Promisee of additional subordinated notes in substantially the same form as is attached hereto as Exhibit 1 (the "Additional Subordinated Notes"); and (ii) if, on or before July 19, 2003, the Company and/or its parent, Childtime Learning Centers, Inc., a Michigan corporation (the "Parent"), has failed to consummate a rights offering to shareholders of the Parent's common stock to purchase common stock of the Parent and subordinated debt of the Company or the Parent (the "Rights Offering"), in which Rights Offering the Company and/or the Parent has cancelled Subordinated Notes as payment solely of the purchase price for common stock of the Parent and/or received net cash proceeds attributable solely to common stock in an aggregate amount of at least $7,500,000 (the "Minimum Net Proceeds"), then at all times thereafter until the earlier of (A) December 31, 2004 and (B) the date on which the Company and/or the Parent has received, in the aggregate, the Minimum Net Proceeds, all interest payable hereunder shall be payable only in kind with the issuance of Additional Subordinated Notes, each in the principal amount equal to the amount of accrued and unpaid interest that would have been payable in cash but for the provisions of this clause (ii). All cash interest payable hereunder shall be due and payable in arrears on the last day of each calendar quarter commencing on September 30, 2002 (which shall be the first scheduled interest payment date). The Company shall issue any Additional Subordinated Notes required to be issued hereunder on the last day of each calendar quarter commencing September 30, 2002. All interest payable hereunder shall be computed on the basis of a year of 360 days for the actual number of days elapsed. If the Company shall fail to pay any principal of or interest on this Subordinated Note when due, such unpaid amount shall bear interest, payable on demand, at a rate of eighteen percent (18%) per annum.

Notwithstanding anything to the contrary contained herein, in no event shall the total of all charges payable under this Subordinated Note, which are or could be held to be in the nature of interest, exceed the maximum rate permitted to be charged under applicable law. Should the Promisee receive any payment, which is or would be in excess of that permitted to be charged under any such applicable usury law, such payment shall have been, and shall be deemed to have been, made in error and shall automatically be applied to reduce the principal balance outstanding on this Subordinated Note or refunded if such principal has already been paid in full.

If any payment of this Subordinated Note becomes due and payable on a Saturday, Sunday or business holiday in the State of Michigan, the maturity thereof shall be extended to the next succeeding business day, and interest shall be payable thereon at the rate herein specified during such extension.

Except as otherwise provided in this Subordinated Note, this Subordinated Note may be prepaid in whole at any time or from time to time in part, with accrued interest to the date of such prepayment on the amount prepaid, without premium or penalty.

All payments hereunder shall be applied first to the payment of interest accrued and unpaid, then to the repayment of principal outstanding and unpaid.

If: (i) the Company fails to pay any of its obligations under this Subordinated Note when due hereunder and such failure is not cured within three business days thereafter; (ii) the Company shall (a) commence any case, proceeding or other action under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition, or other relief with respect to it or its debts, or (b) commence any case, proceeding, or other action seeking appointment of a receiver, trustee, custodian, or other similar official for it or for all or any substantial part of its assets, or (c) make a general assignment for the benefit of its creditors; (iii) there shall be commenced against the Company any case, proceeding or other action of a nature referred to in clause (ii) above that (a) results in the entry of an order for relief or any such adjudication or appointment, and (b) remains undismissed, undischarged, or unbonded for a period of ninety (90) days; or (iv) there shall be commenced against the Company any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint, or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within ninety (90) days after the entry thereof; then, upon two (2) days' notice of such occurrence by the Promisee to the Company, the Promisee hereof may declare the outstanding unpaid principal balance hereof and all accrued and unpaid interest thereon immediately due and payable (provided that no such notice shall be required with respect to an event described in clauses
(ii) or (iii), in which cases the unpaid principal balance hereof and all accrued interest thereon shall become immediately due and payable) and the Company shall immediately pay to the holder all such amounts, with interest accrued but unpaid thereon to the date of payment in full at the applicable rate provided herein.

The Company agrees to pay all collection expenses, court costs, and reasonable attorney fees and disbursements (whether or not litigation is commenced) that may be incurred in connection with the collection or enforcement of this Subordinated Note.

The Promisee, by acceptance of this Subordinated Note, agrees that payment of the principal and interest evidenced by this Subordinated Note and the Company's other obligations hereunder is subordinated in the manner and to the extent referred to in the Subordination Agreement entered into by the Promisee (or by the Company on behalf of the Promisee) in accordance with the Subscription Agreement executed by the Promisee.

Any subsequent holder or transferee of this Subordinated Note, by its acceptance hereof, agrees that it shall execute instruments confirming that it is bound by the foregoing subordination provisions, including any agreement evidencing such subordination.

The Company hereby waives presentment, demand for payment, notice of dishonor, protest and notice of protest of this Subordinated Note, and agrees to pay all costs of collection when incurred, including reasonable attorneys' fees, whether suit be brought or not. No alteration, amendment or waiver of any provision of this Subordinated Note made by agreement of the Promisee and any other person or party shall constitute a waiver of any other term hereof, or otherwise release or discharge the liability of the Company under this Subordinated Note. This Subordinated Note may not be changed or terminated orally.

Time is of the essence as to all dates set forth herein.

This Subordinated Note shall be governed by and construed in accordance with the laws of the State of Michigan applicable to contracts made and to be performed therein.

                [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

This Subordinated Note has not been registered under the Securities Act of 1933, as amended (the "Act"), or any state securities law, and may not be sold, mortgaged, pledged, hypothecated or otherwise transferred in the absence of such registration or an exemption therefrom under the Act and applicable state securities law.



                                          CHILDTIME CHILDCARE, INC.



                                          By:
                                               ---------------------------------
                                               Name:
                                               Title:

                                                                       EXHIBIT 1

THIS SUBORDINATED PROMISSORY NOTE IS SUBJECT TO THE SUBORDINATION AGREEMENT, DATED AS OF JULY 19, 2002, AMONG THE COMPANY, THE SUBORDINATED LENDERS (AS DEFINED THEREIN) AND BANK ONE, NA, AS AGENT FOR THE SENIOR LENDERS (THE "SUBORDINATION AGREEMENT") UNDER WHICH THIS SUBORDINATED PROMISSORY NOTE AND THE COMPANY'S OBLIGATIONS HEREUNDER AND OTHER RIGHTS OF THE PROMISEE ARE SUBORDINATED IN THE MANNER SET FORTH THEREIN TO THE PRIOR PAYMENT OF OBLIGATIONS TO THE HOLDERS OF SENIOR DEBT (AS DEFINED THEREIN) AND ALL COLLATERAL SECURITY THEREFOR.

                          SUBORDINATED PROMISSORY NOTE

$                                                                         , 200
 ------------                                                 ------------     -

FOR VALUE RECEIVED, the undersigned, Childtime Childcare, Inc., an Illinois corporation (the "Company"), hereby promises to pay to the order of _______________________________ (the "Promisee," which term shall include any subsequent holder or transferee of this Subordinated Promissory Note (this "Subordinated Note")), c/o Jacobson Partners, 595 Madison Avenue, New York, New York 10022, in lawful money of the United States, on December 31, 2004 or such earlier date as provided below (the "Maturity Date"), the principal sum of ____________________________________ ($_________) together with interest on the principal amount outstanding hereunder from time to time, from the date hereof to and including the date such principal sum is paid in full at the rate of fifteen percent (15%) per annum. All interest payable hereunder shall be due and payable on the Maturity Date. If the Company and/or its parent, Childtime Learning Centers, Inc., a Michigan corporation (the "Parent"), consummates a rights offering to shareholders of the Parent's common stock to purchase common stock of the Parent and subordinated debt of the Company or the Parent (the "Rights Offering"), such that the Company and/or the Parent cancels subordinated notes as payment solely of the purchase price for common stock of the Parent and/or receives net cash proceeds attributable solely to common stock in an aggregate amount of at least $7,500,000 (the "Minimum Net Proceeds"), then the principal amount hereof and all accrued interest payable hereunder shall be payable in cash on the later of (A) March 31, 2003 and (B) if on March 31, 2003, the Senior Debt to EBITDA Ratio (as each such term is defined in the Second Amended and Restated Credit Agreement between the Company and Bank One, NA, dated as of January 31, 2002, as amended (the "Credit Agreement")) is greater than 3.00 to 1.00 as of the end of the fiscal quarter of the Parent immediately preceding such payment or would be greater than 3.00 to 1.00 after giving effect to such payment, such later date on which the Senior Debt to EBITDA Ratio is
3.00 to 1.00 or less. Interest shall be compounded quarterly and shall be computed on the basis of a year of 360 days for the actual number of days elapsed. If the Company shall fail to pay any principal of or interest on this Subordinated Note when due, such unpaid amount shall bear interest, payable on demand, at a rate of eighteen percent (18%) per annum.

Notwithstanding anything to the contrary contained herein, in no event shall the total of all charges payable under this Subordinated Note, which are or could be held to be in the nature of interest, exceed the maximum rate permitted to be charged under applicable law. Should the Promisee receive any payment, which is or would be in excess of that permitted to be charged under any such applicable usury law, such payment shall have been, and shall be deemed to have been, made in error and shall automatically be applied to reduce the principal balance outstanding on this Subordinated Note or refunded if such principal has already been paid in full.

If any payment of this Subordinated Note becomes due and payable on a Saturday, Sunday or business holiday in the State of Michigan, the maturity thereof shall be extended to the next succeeding business day, and interest shall be payable thereon at the rate herein specified during such extension.

Except as otherwise provided in this Subordinated Note, this Subordinated Note may be prepaid in whole at any time or from time to time in part, with accrued interest to the date of such prepayment on the amount prepaid, without premium or penalty.

All payments hereunder shall be applied first to the payment of interest accrued and unpaid, then to the repayment of principal outstanding and unpaid.

If: (i) the Company fails to pay any of its obligations under this Subordinated Note when due hereunder and such failure is not cured within three business days thereafter; (ii) the Company shall (a) commence any case, proceeding or other action under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition, or other relief with respect to it or its debts, or (b) commence any case, proceeding, or other action seeking appointment of a receiver, trustee, custodian, or other similar official for it or for all or any substantial part of its assets, or (c) make a general assignment for the benefit of its creditors; (iii) there shall be commenced against the Company any case, proceeding or other action of a nature referred to in clause (ii) above that (a) results in the entry of an order for relief or any such adjudication or appointment, and (b) remains undismissed, undischarged, or unbonded for a period of ninety (90) days; or (iv) there shall be commenced against the Company any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint, or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within ninety (90) days after the entry thereof; then, upon two (2) days' notice of such occurrence by the Promisee to the Company, the Promisee hereof may declare the outstanding unpaid principal balance hereof and all accrued and unpaid interest thereon immediately due and payable (provided that no such notice shall be required with respect to an event described in clauses (ii) or (iii), in which cases the unpaid principal balance hereof and all accrued interest thereon shall become immediately due and payable) and the Company shall immediately pay to the holder all such amounts, with interest accrued but unpaid thereon to the date of payment in full at the applicable rate provided herein.

The Company agrees to pay all collection expenses, court costs, and reasonable attorney fees and disbursements (whether or not litigation is commenced) that may be incurred in connection with the collection or enforcement of this Subordinated Note.

The Promisee, by acceptance of this Subordinated Note, agrees that payment of the principal and interest evidenced by this Subordinated Note and the Company's other obligations hereunder is subordinated in the manner and to the extent referred to in the Subordination Agreement entered into by the Promisee (or by the Company on behalf of the Promisee) in accordance with the Subscription Agreement executed by the Promisee.

Any subsequent holder or transferee of this Subordinated Note, by its acceptance hereof, agrees that it shall execute instruments confirming that it is bound by the foregoing subordination provisions, including any agreement evidencing such subordination.

The Company hereby waives presentment, demand for payment, notice of dishonor, protest and notice of protest of this Subordinated Note, and agrees to pay all costs of collection when incurred, including reasonable attorneys' fees, whether suit be brought or not. No alteration, amendment or waiver of any provision of this Subordinated Note made by agreement of the Promisee and any other person or party shall constitute a waiver of any other term hereof, or otherwise release or discharge the liability of the Company under this Subordinated Note. This Subordinated Note may not be changed or terminated orally.

Time is of the essence as to all dates set forth herein.

This Subordinated Note shall be governed by and construed in accordance with the laws of the State of Michigan applicable to contracts made and to be performed therein.

This Subordinated Note has not been registered under the Securities Act of 1933, as amended (the "Act"), or any state securities law, and may not be sold, mortgaged, pledged, hypothecated or otherwise transferred in the absence of such registration or an exemption therefrom under the Act and applicable state securities law.



                                         CHILDTIME CHILDCARE, INC.




                                         By:
                                               ---------------------------------
                                               Name:
                                               Title:





                                       3